                                                                       Exhibit 8


                                  SUBSIDIARIES

COMPANIES                                    JURISDICTION OF         NAME
                                              ORGANIZATION
Itabira Rio Doce Company Ltd                   Caymen Islands        ITACO

Rio Doce International Finance Ltd.              Bahamas              RDIF

Vale do Rio Doce Alumino S.A. - ALUVALE          Brazil              ALUVALE

Navegacao Vale do Rio Doce S.A. - DOCENAVE       Brazil              DOCENAVE

Para Pigmentos S.A.                              Brazil           Para Pigmentos

S.A. Mineracao da Trindade - SAMITRI             Brazil              SAMITRI

SIBRA - Eletrosiderurgica Brasileira S.A.        Brazil               SIBRA